Exhibit 99.1 - Press Release

SOURCE: Ameritek Ventures

August 16, 2017 09:49 ET

AMERITEK VENTURES Moves Manufacturing and VAD/OVD Design Work Into New Preform Machine Production Facility

LAS VEGAS, NV--(Marketwired - Aug 16, 2017) - AMERITEK VENTURES (the "Company") (OTC PINK: ATVK) is pleased to announce that it has completed its move into a new production and design facility in Roanoke, VA. The Company will fabricate and assemble machines incorporating its new PCVD (Plasma Chemical Vapor Deposition) technology that is used in the manufacturing of specialty optical fiber preforms, which is the basis for specialized optical fiber production to satisfy a variety of fiber optic cable applications.

In addition to building PCVD machines, AMERITEK VENTURES will be finalizing design work for its first 5 million km/year VAD/OVD (Vapor Axial Deposition/Outside Vapor Deposition) optical fiber preform production line, slated for assembly, testing and production in 2018. This process makes optical fiber preforms that are the mainstay for fiber optic cable that is used in the telecommunications industry to transmit large amounts of data to and from communication towers for the Internet, cable television and telephone industries.

This new VAD/OVD production line represents the first phase of a planned 20 million km/year preform manufacturing facility. AMERITEK VENTURES' brand new design and technology hub will help execute the Company's sustained growth and emergence strategy as a provider of high quality optical fiber preforms for the rapidly expanding Fiber Optic Cable worldwide market that in the past has been dominated by firms like Corning Incorporated, Shin-Etsu Chemical Co. Ltd., Prysmian SpA, Jiangsu Fasten Co. Ltd and Fujikura Ltd.

Vice President of Operations, Ken Mayeaux, stated, "AMERITEK VENTURES is very excited to complete final assembly of its PCVD equipment thereby showcasing the capabilities of its team and the quality of its PCVD technology for the production of specialty preforms. Management's decision to complete its PCVD equipment while concurrently finishing the design work on the VAD/OVD equipment should allow AMERITEK VENTURES to showcase its technological prowess and assure prospective clients as to the quality and the reliability of the VAD/OVD preforms coming off the 5 million km/year preform production line."

ABOUT AMERITEK VENTURES

AMERITEK VENTURES (OTC PINK: ATVK) is a manufacturer of proprietary machinery that is used to produce optical fiber preforms. These preforms are then used to produce commercial grade optical fiber. Once produced, this optical fiber is fabricated into fiber optic cable which serves as the backbone of the multi-billion dollar telecommunication industry.

The market demand for preforms and optical fiber has experienced rapid growth in the wireless, cable television, internet and high-speed data transmission industries. The Company's equipment, processes and managed system deployments will provide the market with the highest quality preforms used to manufacture fiber optic cable and will support significant growth worldwide.

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

CONTACT INFORMATION

Investor Contact

AMERITEK VENTURES

info@ameritekventures.com